AT THE COMPANY Rafael Arrillaga-Torréns, Jr. Chairman, President and CEO Yadira R. Mercado Executive Vice-President, CFO 787/751-7340	AT FINANCIAL RELATIONS BOARD Julie Tu - Investor Inquiries 212/445-8456 Marilynn Meek General Inquiries 212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
FIRST QUARTER ENDED MARCH 31, 2006

San Juan, Puerto Rico, April 20, 2006 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the first quarter ended March 31, 2006.

Rafael Arrillaga-Torréns, Chairman, President and Chief Executive Officer of the Company said, “We are pleased with our performance, particularly in this difficult interest rate environment. Our earnings for the quarter have been impacted by the increased short term funding costs which are moving up faster than floating rates. The atypical flat yield curve together with these movements in interest rates and stiffer competition for local deposits resulted in margin compression for the period reported. Nonetheless, we continue to be well positioned for further growth.

Our commercial loan portfolio, which is our main line of business, has grown on an annualized basis 14.6% during the three months ended March 31, 2006 to $916.6 million, from $884.4 million as of December 31, 2005. We are very satisfied with this continued growth in the part of the loan portfolio we consider our niche.

As to our leasing portfolio, we continue enforcing preventive and detective measures to enhance the overall quality of the portfolio. As a result, total lease losses decreased during the first quarter of 2006 by $800,000, to $2.3 million when compared to $3.1 million for last quarter of 2005.”

Net Income

EuroBancshares’ net income for the first quarter of 2006 decreased 31.46% to $3.3 million, or $0.15 per diluted share compared to $4.8 million, or $0.23 per diluted share, for the same period in 2005. Earnings per share gives effect to:

•	the repurchase of 375,539 shares between November 2005 and March 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005;

•	the exercise of 150,000 stock options in February 2006; and

•	the recording of 1,688 shares held in treasury as a result of a payment in lieu of foreclosure from a former borrower in November 2005.

Return on Average Assets (ROAA) for the first quarter of 2006 was 0.55%, compared to a ROAA of 0.91% for the same quarter in 2005. Return on Average Common Equity (ROAE) for the first quarter of 2006 was 8.41%, compared to 12.79% for the first quarter of 2005.

Net Interest Income

EuroBancshares reported total interest income of $37.8 million for the first quarter of 2006, compared to $29.8 million for the first quarter of 2005. The increase was due to the combined result of increases in average interest-earning assets and increased yields resulting from higher interest rates during the years 2005 and 2006. Average first quarter year-to-date interest-earning assets increased to $2.280 billion as compared to $2.026 billion as of March 31, 2005. Average yield on earning assets on a fully taxable equivalent basis for the first quarter of 2006 was 7.22% as compared to 6.29% for the first quarter of 2005.

Total interest expense was $20.4 million for the first quarter ended March 31, 2006, compared to $13.5 million for the same quarter in 2005. This increase resulted also from the combination of higher interest-bearing liabilities and borrowings and increased costs of funds during the years 2005 and 2006. Average first quarter year-to-date interest-bearing liabilities and borrowings increased to $2.038 billion as compared to $1.799 billion as of March 31, 2005. Average cost of funds for the first quarter of 2006 was 4.56% on a fully taxable equivalent basis as compared to 3.29% for the first quarter of 2005.

Net interest margin and spread on a fully taxable equivalent basis decreased to 3.14% and 2.66% for the first quarter of 2006 when compared to 3.37% and 3.00%, respectively, for the same period in 2005. The declines in margin and spread are basically caused by the rising short-term interest rates and a flattening yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning-assets, and to the fact that the increase in average deposits has been substantially in brokered deposits, a higher cost category.

Provision for Loan Losses

The provision for loan and lease losses for the first quarter of 2006 was $3.4 million, compared to $1.3 million for the same quarter in 2005. The increase in the provision resulted from our periodic evaluation of the allowance for possible loan and lease losses, considering net-charge offs, delinquencies and related loss experience. More details on net-charge offs, non-performing assets and delinquencies are discussed below.

Net Non-Interest Income

EuroBancshares’ net non-interest income in the first quarter of 2006 was $2.4 million, compared to $901,000 for the same quarter last year. This increase was due to: (i) a $87,000 increase in service charges and fees; (ii) a $1.1 million decrease in net losses on non-hedging derivatives, resulting from a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives; (iii) a $379,000 decrease in gain on sale of loans, resulting mainly from a $365,000 gain on sale of $14.9 million of lease contracts in the first quarter of 2005; (iv) a $230,000 decrease in net losses on sale of securities, resulting from a $230,000 loss on sale of $40.0 million in U.S. Treasury obligations during the first quarter of 2005; and (v) a $452,000 decrease in net losses on sale of real estate owned and other repossessed assets mainly as a result of improved efforts in the disposition of repossessed vehicles from our leasing operation.

Non-Interest Expense

Non-interest expense for the first quarter of 2006 increased to $11.1 million, compared to $8.9 million for the first quarter of 2005. This increase was mainly concentrated in personnel, occupancy and professional expenses and continued to reflect the Company’s organic growth and increased legal, audit, consulting and professional fees related to becoming a publicly-traded corporation. First quarter of 2006 non-interest expenses include $300,000 of audit expenses related to additional expenses billed by the external auditors in connection with prior year audit and Sarbanes Oxley fees. The efficiency ratio on a fully taxable equivalent basis was 54.51% for the quarter ended on March 31, 2006 as compared to 49.39% for the same quarter of 2005.

Income Tax Expense

The Company recorded income tax expense of $2.0 million during the first quarter of 2006, down from $2.3 million during the same period in 2005. This decrease resulted from a $5.3 million pre-tax income and a 38.4% effective tax rate for the first three months of 2006, compared to a $7.1 million pre-tax income and a 32.9% effective tax rate for the same period in 2005. The increase in the effective rate resulted mainly from the increase in taxable income as a percentage of total income during the first quarter of 2006, when compared to the same quarter in 2005.

On August 1, 2005, the governor of Puerto Rico approved a temporary increase of 2.5% on the taxable income, which will increase the statutory tax rate from 39% to 41.5% for the years 2005 and 2006. This change in rate resulted in an additional income tax expense for the quarter of $161,000, comprised of an increase in current tax expense of $92,000 and a $69,000 increase in deferred tax expense.

Balance Sheet Summary and Asset Quality Data

EuroBancshares total assets decreased by $23.4 million, to $2.368 billion as of March 31, 2006 from $2.391 billion at December 31, 2005. The decrease was mainly concentrated in the securities purchased under agreements to resell, which were reduced by $40.0 million, in an effort to manage the Company’s interest rate risk. These types of assets with short-term maturities, normally overnight, are mostly used as a liquidity source. Therefore, their interest margin is very narrow. We decided to maintain the volumes of the securities purchased under agreements to resell at the minimum levels to reduce the negative effect of its narrow margin without affecting our liquidity ratios.

Loans and Asset Quality

Total loans increased by $46.2 million, or 11.7% on an annualized basis, to $1.623 billion as of March 31, 2006, from $1.577 billion as of December 31, 2005. Commercial loans, the Company’s main line of business, increased by $32.2 million, or 14.6% on an annualized basis, to $916.6 million as of March 31, 2006, from $884.4 million as of December 31, 2005. Construction loans increased to $90.0 million, or 35.5% on an annualized basis, as of March 31, 2006 from $82.7 million as of December 31, 2005. Mortgage loans increased to $50.7 million as of March 31, 2006, from $44.8 million as of December 31, 2005. On the other hand, the leasing portfolio has been reduced by $2.3 million, net of repayments and originations, from $487.8 million as of December 31, 2005, to $485.5 million as of March 31, 2006, as the Company has been closely monitoring this portfolio and tightened underwriting standards in order to manage delinquencies and possible future losses.

Non-performing loans to total loans decreased to 2.27% as of March 31, 2006 when compared to 2.30% as of December 31, 2005. Non-performing assets to total assets increased to 1.97% as of March 31, 2006 as compared to 1.91% as of December 31, 2005. Annualized net charge-offs as a percentage of average loans were 0.79% for the first quarter of 2006, from 0.91% for the quarter ended on December 31, 2005.

The allowance for loan and lease losses increased to $18.4 million as of March 31, 2006, from $18.2 million as of December 31, 2005. The allowance for loan and lease losses represents 1.13% of total loans and leases at March 31, 2006, which management believes is adequate to absorb probable losses in the portfolio.

During the first quarter of 2006, net charge-offs amounted to $3.2 million, compared to $3.5 million for the quarter ended December 31, 2005. Net charge-offs for the quarter ended March 31, 2006 as compared to the quarter ended December 31, 2005 were as follows: (i) $527,000 net charge-offs on other commercial and industrial loans for the quarter of March 2006 as compared to $504,000 for the previous quarter; (ii) $300,000 in net charge-offs on consumer loans for the first quarter of 2006 as compared to $576,000 for the previous quarter; (iii) $2.3 million net charge-offs on leases financing contacts for the quarter of March 2006 as compared to $2.4 million for the previous quarter; and (iv)$15,000 net charge-offs on other loans for the quarter of March 2006 as compared to $28,000 for the previous quarter.

The investment portfolio decreased by approximately $800,000 to $679.4 million as of March 31, 2006 from $680.2 million as of December 31, 2005. The change from December 31, 2005 was primarily due to the net effect of: (i) a decrease of $7.8 million in US government agencies obligations due to monthly principal prepayments and maturity of FHLB, FNMA & FHLMC obligations and the redemption of FHLB stocks; (ii) the monthly prepayments for approximately $27.0 million of mortgage backed securities; (iii) the purchase of $18.7 million in US government agencies obligations, $774,000 in FHLB stocks and $16.6 million in mortgage backed securities; and (iv) a net premium amortization of $344,000. During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first quarter of 2006, we have seen higher interest in the short term of the curve and we have been able to reinvest the cash flows generated by the investment portfolio at higher yields and for maturities or estimated maturities from 2 years to 5 years. As of March 31, 2006, after above-mentioned transactions, the estimated average maturity was approximately 3.05 years and the average yield was approximately 4.42% compared to an estimated average maturity of 2.77 years and to an estimated average yield of 4.26% for December 31, 2005.

Total deposits as of March 31, 2006 amounted to $1.721 billion as compared to $1.734 billion as of December 31, 2005. This decrease was due to the net effect of: (i) $14.5 million decrease in non-interest deposits; (ii) $1.9 million increase in now and money market accounts; (iii) $17.1 million decrease in savings accounts; (iv) $29.5 million increase in brokered deposits; (v) $5.8 million decrease in regular time deposits and IRA’s; and (vi) $7.4 million in jumbo certificates of deposits. Other borrowings decreased to $462.1 million as of March 31, 2006, compared to $475.7 million at December 31, 2005.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

March 31, 2006 and December 31, 2005

	March 31,	December 31,
Assets	2006	2005
Cash and due from banks	$15,411,998	$20,993,485
Interest bearing deposits	791,228	20,773,171
Securities purchased under agreements to resell	14,121,228	54,132,673
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	406,753,007	399,365,589
Other securities available for sale	220,343,135	227,714,687
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	40,634,299	41,718,249
Other securities held to maturity	723,436	752,535
Other investments	10,980,550	10,652,000
Loans held for sale	1,343,204	936,281
Loans, net of allowance for loan and lease losses of $18,410,375 in 2006
and $18,188,130 in 2005	1,603,648,903	1,558,071,526
Accrued interest receivable	15,516,230	14,979,784
Customers’ liability on acceptances	379,922	501,195
Premises and equipment, net	11,513,145	11,167,981
Other assets	25,676,526	29,523,653
Total assets	$2,367,836,811	$2,391,282,809
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$132,180,169	$146,637,966
Interest bearing	1,588,630,969	1,587,490,180
Total deposits	1,720,811,138	1,734,128,146
Securities sold under agreements to repurchase	406,913,533	419,859,750
Acceptances outstanding	379,922	501,195
Advances from Federal Home Loan Bank	8,746,034	8,758,626
Notes payable to Statutory Trusts	46,393,000	46,393,000
Other borrowings	—	700,175
Accrued interest payable	12,556,809	9,263,493
Accrued expenses and other liabilities	7,689,961	6,711,389
	2,203,490,397	2,226,315,774
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2006 and 2005	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued and outstanding 19,336,859 shares in 2006
and 19,398,848 shares in 2005	197,141	195,641
Capital paid in excess of par value	106,132,054	105,508,402
Retained earnings:
Reserve fund	6,902,077	6,528,519
Undivided profits	57,057,727	54,348,750
Treasury stock, 377,227 shares at cost in 2006
and 165,238 shares at cost in 2005	(4,537,282)	(1,946,052)
Accumulated other comprehensive loss	(12,168,728)	(10,431,650)
Total stockholders’ equity	164,346,414	164,967,035
Total liabilities and stockholders’ equity	$2,367,836,811	$2,391,282,809

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three months ended March 31, 2006 and 2005

	Three Months Ended March 31,
	2006	2005
Interest income:
Loans, including fees	$30,080,193	$24,771,802
Investment securities:
Available for sale	6,768,994	4,334,881
Held to maturity	454,742	472,960
Interest bearing deposits, securities purchased
under agreements to resell, and other	479,045	217,189
Total interest income	37,782,974	29,796,832
Interest expense:
Deposits	14,971,399	9,768,022
Securities sold under agreements to repurchase,
notes payable, and other	5,427,378	3,717,039
Total interest expense	20,398,777	13,485,061
Net interest income	17,384,197	16,311,771
Provision for loan and lease losses	3,390,000	1,250,000
Net interest income after provision for loan
and lease losses	13,994,197	15,061,771
Noninterest income:
Service charges – fees and other	2,060,368	1,973,613
Net loss on non-hedging derivatives	—	(1,075,419)
Net loss on sale of securities	—	(230,017)
Net gain (loss) on sale of repossessed assets and on disposition
of other assets	258,654	(193,257)
Gain on sale of loans	47,027	425,882
Total noninterest income	2,366,049	900,802
Noninterest expense:
Salaries and employee benefits	4,948,324	3,783,758
Occupancy	2,227,873	2,051,290
Professional services	1,188,830	645,918
Insurance	321,767	294,021
Promotional	242,357	132,852
Other	2,129,422	1,956,707
Total noninterest expense	11,058,573	8,864,546
Income before income taxes	5,301,673	7,098,027
Provision for income taxes	2,035,487	2,332,811
Net income	$3,266,186	$4,765,216

Basic earnings per share	$0.16	$0.23

Diluted earnings per share	$0.15	$0.23

Note: Reclassification decreasing loan interest income with corresponding equal decrease in salaries and employee benefits has been made in the amount of $2.0 million for the quarter ended March 31, 2005 to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	March 31,		December 31,
	2006	2005	2005

Average shares outstanding - basic	19,415,256	19,564,086	19,474,653
Average shares outstanding - assuming dilution	20,031,172	20,360,022	20,133,103
Number of shares outstanding at end of period	19,336,859	19,564,086	19,398,848

Average Balances

Total assets	$2,354,375	$2,102,260	$2,345,256
Loans and leases, net of unearned	1,596,562	1,415,205	1,541,561
Interest-earning assets (1)	2,279,811	2,025,650	2,267,537
Interest-bearing deposits	1,577,254	1,294,604	1,490,294
Interest-bearing liabilities	460,753	504,704	533,590
Preferred stock	10,763	10,763	10,763
Shareholders' equity	166,024	159,795	167,666

Loan Mix

Commercial & industrial secured by real estate	646,605	495,494	612,376
Other commercial & industrial	270,003	257,078	272,005
Construction secured by real estate	88,866	78,506	82,468
Other construction	1,145	1,249	200
Mortgage	50,739	49,293	44,841
Consumer secured by real estate	955	1,346	906
Other consumer	64,247	72,896	63,980
Lease financing contracts	485,515	465,992	487,863
Overdrafts	8,228	7,588	5,336
Total	1,616,303	1,429,442	1,569,975

Deposit Mix

Noninterest-bearing deposits	132,180	135,294	146,638
Now and money market	72,885	127,189	70,962
Savings	206,579	276,484	223,665
Broker deposits	996,689	543,463	967,206
Regular CD's & IRAS	116,165	167,994	121,950
Jumbo CD's	196,313	195,704	203,708
Total	1,720,811	1,446,128	1,734,129

Financial Data

Total assets	2,367,837	2,120,449	2,391,283
Loans and leases, net of unearned	1,623,402	1,438,163	1,577,196
Allowance for loan and lease losses	18,410	17,966	18,188
Total deposits	1,720,811	1,446,128	1,734,128
Total borrowings	462,053	498,948	475,712
Preferred stock	10,763	10,763	10,763
Dividends on preferred stock	184	184	188
Shareholders' equity	164,346	159,575	164,967
Net income	3,266	4,765	1,673
Total interest income	37,783	29,797	36,832
Total interest expense	20,399	13,485	19,143
Provision for loan and lease losses	3,390	1,250	6,435
Non-interest income	2,060	1,973	2,367
Net gain (loss) on non-hedge derivatives	-	(1,075)	-
Net gain (loss) on sale of loans and other assets	306	3	(573)
Non-interest expense	11,059	8,865	10,175
Income taxes	2,035	2,333	1,200
Net income before extraordinary item	3,266	4,765	1,673
Nonperforming assets	46,565	46,125	45,780
Nonperforming loans	36,790	36,998	36,263
Net charge-offs	3,168	2,323	3,513

Performance Ratios

Return on average assets (2)	0.55%	0.91%	0.29%
Return on average common equity (3)	8.41	12.79	4.27
Net interest spread (4)	2.66	3.00	2.76
Net interest margin (5)	3.14	3.37	3.23
Efficiency ratio (6)	54.51	49.39	50.64
Earnings per common share - basic	$0.16	$0.23	$0.08
Earnings per common share - diluted	0.15	0.23	0.07

Asset Quality Ratios

Nonperforming assets to total assets	1.97%	2.18%	1.91%
Nonperforming loans to total loans	2.27	2.57	2.30
Allowance for loan and lease losses to total loans	1.13	1.25	1.15
Net loan and lease charge-offs to average loans	0.79	0.66	0.91

(1)	Includes nonaccrual loans, which balance as of the periods ended March 31, 2006 and 2005, and December 31, 2005 was $29.8 million, $27.7 million and $29.0 million, respectively.
(2)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Note: Reclassification decreasing loan interest income with corresponding equal decrease in salaries and employee benefits has been made in the amount of $2.0 million for the quarter ended March 31, 2005 to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited
	For the periods ended
	March 31,	December 31,	March 31,
	2006	2005	2005

Loans contractually past due 90 days or
more but still accruing interest:	$7,006	$8,560	$7,974
Nonaccrual loans:	29,784	27,703	29,024
Total nonperforming loans	36,790	36,263	36,998
Repossessed property:
Other real estate	1,856	1,542	3,628
Other repossesed assets	7,919	7,975	5,499
Total repossessed property	9,775	9,517	9,127
Total nonperforming assets	$46,565	$45,780	$46,125

Nonperforming loans to total loans	2.27%	2.30%	2.57%
Nonperforming assets to total loans plus
repossessed property	2.85	2.89	3.19
Nonperforming assets to total assets	1.97	1.91	2.18

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2006	2005	2005	2005	2005
Charge-offs:
Real estate secured	$23	$-	$-	$-	$-
Commercial and industrial	752	544	1,830	1,612	862
Consumer	365	639	403	1,173	385
Leases financing contracts	2,903	2,993	2,504	1,751	1,743
Other	27	28	62	53	7
Total charge-offs	4,070	4,204	4,799	4,589	2,997

Recoveries:
Real estate secured	$-	$-	$-	$-	$-
Commercial and industrial	225	40	327	49	70
Consumer	65	63	55	68	70
Leases financing contracts	600	588	623	473	526
Other	12	-	2	1	8
Total recoveries	902	691	1,007	591	674

Net charge-offs:
Real estate secured	$23	$-	$-	$-	$-
Commercial and industrial	527	504	1,503	1,563	792
Consumer	300	576	348	1,105	315
Leases financing contracts	2,303	2,405	1,881	1,278	1,217
Other	15	28	60	52	(1)
Total net charge-offs	$3,168	$3,513	$3,792	$3,998	$2,323